Exhibit 5.01

September 20, 2023

Under Armour, Inc.

Re: Under Armour, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for Under Armour, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 17,000,000 shares (the “Shares”) of the Company’s Class C Common Stock, par value $0.0003 1/3 per share (the “Class C Stock”), to be issued by the Company pursuant to the Under Armour, Inc. Fourth Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended (the “Plan”).

In connection with this opinion, I have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In such review, I have assumed the genuineness of signatures on all documents submitted to me as originals and the conformity to original documents of all copies submitted to me as certified, conformed or photographic copies. I have relied, as to the matters set forth therein, on certificates of public officials.

This opinion is limited in all respects to the Maryland General Corporation Law, as amended, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

a.	The Shares are duly authorized; and

b.	When the Shares are issued and paid for in accordance with the terms and conditions of the Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company and to the references to me in such Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Mehri Shadman
Mehri Shadman
Executive Vice President, Chief Legal Officer and Corporate Secretary